Q77C

On November 12, 2004, the Aristata Funds held a special meeting of shareholders for the purpose of voting on the following proposals:

Proposal 1: Approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets and all of the liabilities of the applicable Aristata Fund to its corresponding Westcore Fund. This transfer will be made in exchange for shares of the corresponding Westcore Fund, and the shares so received will be distributed to shareholders of the applicable Aristata Fund.

Applicable Aristata Fund

Corresponding Westcore Fund

Aristata Equity Fund

Westcore Blue Chip Fund

Aristata Quality Bond

Westcore Plus Bond Fund

Aristata Colorado Tax-Exempt

Westcore Colorado Tax-Exempt Fund

Proposal 2:  Ratify an interim Investment Advisory with Denver Investment Advisors LLC.

Both proposals were passed by the required majority of shareholders of each respective Fund as listed in the table below:

Proposal 1 - Approve Plan of Reorganization

For

    Against

Abstain

Aristata Equity Fund

           3,568,343.39

    0

           30,404.1483

Aristata Quality Bond

           905,920.2408

    0

           5,396.2599

Aristata Colorado Tax-Exempt          850,169.3043

    0

           10,924.5380

Proposal 2 - Ratify Interim Advisory Agreement

For

    Against

Abstain

Aristata Equity Fund

           3,568,343.39

    0

           30,404.1483

Aristata Quality Bond

           905,920.2408

    0

           5,396.2599

Aristata Colorado Tax-Exempt          850,169.3043

    0

           10,924.5380